UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2015

Keryx Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lexington Avenue

New York, New York 10022

(Address of Principal Executive Offices)

(212) 531-5965

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective as of April 30, 2015, Mr. Ron Bentsur stepped down as the Chief Executive Officer, and in connection therewith, resigned as a member of the Board of Directors, of Keryx Biopharmaceuticals, Inc. (the “Company”).

(e) In conjunction with the above, on April 30, 2015, the Company’s Compensation Committee (the “Committee”) approved a third amendment (the “Amendment”) to the Employment Agreement of Mr. Bentsur, dated as of September 14, 2009, and amended on January 13, 2012 and June 11, 2013 (the “Bentsur Employment Agreement”).

Pursuant to the Amendment, Section 7(c) of the Bentsur Employment Agreement was revised to provide that if Mr. Bentsur resigns for other than Good Reason (as defined in the Bentsur Employment Agreement), then the vested and unvested portions of any awards to Mr. Bentsur shall be treated the same as if there occurred an “Expiration of the Employment Agreement” pursuant to Section 7(d) of the Bentsur Employment Agreement, which means that (i) all accrued obligations shall be paid in a lump sum in cash within 60 days, (ii) all vested stock options shall be exercisable for one year and all unvested stock options shall lapse and be forfeited without consideration, and (iii) all earned milestone awards shall vest and be non-forfeitable and the opportunity to earn any unearned milestone awards shall continue for three months.

Except as modified by the Amendment and described above, the material terms of the Bentsur Employment Agreement remain unchanged. A description of the material terms of the Bentsur Employment Agreement was included in Keryx’s Definitive Proxy Statement on Schedule 14A (File No. 000-30929) as filed with the Securities and Exchange Commission on April 30, 2014. Such description is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc.
(Registrant)

Date: April 30, 2015

	By:	/s/ James F. Oliviero
James F. Oliviero
Chief Financial Officer